UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ULURU Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145

April 29, 2010

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Meeting”) of ULURU Inc. (the “Company”) to be held on June 15, 2010 at 10:00 a.m., local time, at the offices of ULURU Inc., 4452 Beltway Drive, Addison, TX  75001, (214) 905-5145.

The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be considered and acted upon by stockholders of the Company at the Meeting. Please carefully review the information contained in the Proxy Statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AT THAT TIME BY REQUESTING THE RIGHT TO VOTE IN PERSON.  YOU MAY ALSO REVOKE THE PROXY BY SUBMITTING ANOTHER PROXY BEARING A LATER DATE OR BY GIVING NOTICE IN WRITING TO OUR SECRETARY NO LATER THAN THE DAY PRIOR TO THE MEETING.

Sincerely,

Renaat Van den Hooff
President & Chief Executive Officer

ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 15, 2010

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of ULURU Inc., a Nevada corporation (the “Meeting”), will be held at the offices of ULURU Inc., 4452 Beltway Drive, Addison, TX 75001, (214) 905-5145, on June 15, 2010 at 10:00 a.m., local time, for the following purposes:

1.	to elect four members to the Board of Directors to hold office until the annual meeting for 2011, and until their successors are elected and qualified; and

2.	to consider and act upon a proposal to amend the Company’s 2006 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder; and

3.	to ratify the appointment of Lane Gorman Trubitt, L.L.P. as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

In accordance with the provisions of our bylaws, the Board of Directors has fixed the close of business on April 19, 2010, as the record date for the determination of the holders of the shares of our Common Stock entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the annual meeting.

Information relating to the proposals described above is set forth in the accompanying Proxy Statement dated April 29, 2010.  Please carefully review the information contained in the Proxy Statement, which is incorporated into this Notice.  Our Annual Report for the fiscal year ended December 31, 2009 accompanies the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 15, 2010.

This proxy statement and our 2009 annual report to stockholders are available at our corporate website at www.uluruinc.com under “Investor Relations”.

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Meeting in person.  If you do not expect to attend the Meeting, or if you do plan to attend but wish to vote by proxy, please complete, date, sign and mail the enclosed proxy card in the return envelope provided addressed to ULURU Inc., c/o Continental Stock Transfer & Trust Co., 17 Battery Place, New York, NY  10004-1123.  Proxies will also be accepted by transmission of a facsimile provided that such facsimile contain sufficient information from which it can be determined that the transmission was authorized by the stockholder delivering such proxy.  The Company’s fax number is c/o Continental Stock Transfer & Trust Co., at 212-509-5152.

By Order of the Board of Directors,

Renaat Van den Hooff
President & Chief Executive Officer
Addison, Texas
April 29, 2010

ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 15, 2010

This Proxy Statement is furnished by ULURU Inc., a Nevada corporation (the “Company”), to holders of its Common Stock, par value $.001 per share (the “Common Stock”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Meeting”), and at any and all adjournments or postponements thereof. The Meeting will be held on Tuesday, June 15, 2010 at 10:00 a.m., local time, at the offices of ULURU Inc., 4452 Beltway Drive, Addison, Texas 75001, (214) 905-5145. This Proxy Statement and the accompanying form of proxy are first being sent to holders of Common Stock on or about April 29, 2010. Our mailing address and the location of our principal executive offices are at 4452 Beltway Drive, Addison, Texas 75001.  Our telephone number is (214) 905-5145.

A Stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised, by voting in person at the Meeting, by submitting another proxy bearing a later date, or by giving notice in writing to our Secretary not later than the day prior to the Meeting. All proxies returned prior to the Meeting will be voted in accordance with instructions contained therein or, if no choice is specified for one or more proposals in a proxy submitted by or on behalf of a Company stockholder, the shares represented by such proxy will be voted in favor of such proposals and in the discretion of the named proxies with respect to any other matters which may properly come before the Meeting.

At the close of business on April 19, 2010, the record date for the Meeting, the number of our outstanding shares of Common Stock that are entitled to vote was 81,946,657.  We have no other outstanding voting securities.  Each outstanding share of Common Stock is entitled to one vote on each proposal set forth in the enclosed proxy. A complete list of Company stockholders entitled to vote at the Meeting will be available for examination by any Stockholder for any purpose germane to the Meeting at our principal executive offices, during normal business hours, at least ten days prior to the Meeting. Our Bylaws require that one-third of the shares entitled to vote, present in person or by proxy, shall constitute a quorum for the conduct of business at the Meeting. Abstentions and broker non-votes (assuming, in the case of broker non-votes, that the shares represented by such non-votes are voted on any other matter before the Meeting) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting.

For Proposal 1, directors will be elected by a plurality of shares present in person or represented by proxy at the Meeting, which means that the four individuals receiving the highest number of “For” votes will be elected directors.  Abstentions and broker non-votes will have no effect on the voting results of Proposal 1.  Proposals 2 and 3 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes against the proposal.  Abstentions and broker non-votes will have no effect on the voting results of Proposal 2 and 3.

All expenses in connection with solicitation of proxies will be borne by us. We will also request brokers, dealers, banks and voting trustees, and their nominees, to forward this Proxy Statement, the accompanying form of proxy and our Annual Report for the fiscal year ended December 31, 2009 to beneficial owners and will reimburse such record holders for their expense in forwarding solicitation material. We expect to solicit proxies primarily by mail, but Company directors, officers and regular employees may also solicit in person or by fax.

The Board does not know of any matters which will be brought before the Meeting other than those matters specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.

This Proxy Statement should be read in conjunction with our Annual Report for the fiscal year ended December 31, 2009, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 2009 contained therein.

Change in Control of Registrant during the Past Fiscal Year

There were no changes in control of the Company during the past fiscal year.

PROPOSAL 1

ELECTION OF DIRECTORS

There are currently four members of the Board with terms expiring at the Meeting. The Board has determined that all directors, except Kerry P. Gray, our former Chief Executive Officer, meet the independence requirements under New York Stock Exchange Amex listing standards (the “Listing Standards”) and qualify as “independent directors” under those Listing Standards.

Upon the recommendation of our Nominating and Governance Committee of the Board, the Board has nominated William W. Crouse, Jeffrey B. Davis, Kerry P. Gray, and Jeffrey A. Stone for re-election as directors, whose current term will expire at the 2010 annual meeting of stockholders and when his successor is elected and qualified.  Each of Messrs. Crouse, Davis, Gray, and Stone has consented to serve, if elected, for a one-year term expiring at the time of the 2011 annual meeting of stockholders and when his successor is elected and qualified. The persons named in the enclosed proxy card as proxies will vote to elect each of the nominees, unless authority to vote for the election of one or more nominees is withheld by marking the proxy card to that effect. If any of the nominees shall become unable or unwilling to serve, the proxies, unless authority has been withheld as to such nominee, may be voted for the election of a substitute nominee designated by the Board, or the Board may reduce the number of directors. Proxies may not be voted for more than four persons.

The Board recommends that you vote FOR the election of the nominees, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

The following information, which is as of December 31, 2009, is furnished with respect to each nominee for election as a director at the Meeting. The information presented includes information each director has given us about all positions he holds with us, his principal occupation and business experience during the past five years, and the names of other publicly-held companies of which he serves as a director. Information about the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of December 31, 2009, appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Business and Experience of Nominees for Director

Mr. William W. Crouse

Mr. Crouse has served as one of our directors since March 2006 and is a General Partner of HealthCare Ventures LLC, one of the world's largest biotech venture capital firms.  Mr. Crouse was formerly Worldwide President of Ortho Diagnostic Systems and Vice President of Johnson & Johnson International. He also served as Division Director of DuPont Pharmaceuticals and as President of Revlon Health Care Group's companies in Latin America, Canada and Asia/Pacific. Currently, Mr. Crouse serves as a Director of The Medicines Company and several private biotechnology companies. Mr. Crouse formerly served as a Director of Imclone Systems, BioTransplant, Inc., Dendreon Corporation, OraSure Technologies, Inc., Human Genome Sciences, Raritan Bancorp, Inc., Allelix Biopharmaceuticals, Inc. and several private biotechnology companies.  Mr. Crouse currently serves as Trustee of Lehigh University and as Trustee of the New York Blood Center. Mr. Crouse is a graduate of Lehigh University (Finance and Economics) and Pace University (M.B.A.).

As a result of these and other professional experiences and his prior service on our Board, Mr. Crouse has a significant understanding of the pharmaceutical industry and possesses particular knowledge and experience in the finance, management, marketing, strategic opportunities, operating and technology areas relevant to our business, which are among the key attributes which qualify Mr. Crouse for election to ULURU’s Board.

Mr. Jeffrey B. Davis

Mr. Davis has served as one of our directors since March 2006.  Since December 2007, Mr. Davis has been President and Chief Executive Officer of Access Pharmaceuticals, Inc.  Since April 1997, Mr. Davis has been President of SCO Financial Group LLC and financial principal of SCO Securities LLC, an NASD-registered broker dealer.  Prior to co-founding SCO, Mr. Davis served as Senior Vice President and Chief Financial Officer of HemaSure, Inc., a publicly traded development stage healthcare technology company.  Prior to that, Mr. Davis was Vice President, Corporate Finance, at Deutsche Bank AG and Deutsche Morgan Grenfell, both in the U.S. and Europe. Mr. Davis also served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff. Prior to that, Mr. Davis was involved in marketing and product management at Philips Medical Systems North America.  Mr. Davis served previously as a Director of Bioenvision, Inc. and currently serves as a Director of Access Pharmaceuticals, Inc., a publicly traded company.  Mr. Davis holds a B.S. in Biomedical Engineering from the College of Engineering, Boston University and an M.B.A. from the Wharton School of Business, University of Pennsylvania.

As a result of these and other professional experiences and his prior service on our Board, Mr. Davis has a significant understanding of the pharmaceutical industry and possesses particular knowledge and experience in the management, accounting, and operating areas relevant to our business.  Mr. Davis’s position as the President and CEO of a public company in the pharmaceutical industry also provides the Board with valuable experience regarding compensation, corporate governance, finance and other relevant matters.  The foregoing are among the key attributes which qualify Mr. Davis for election to ULURU’s Board.

Mr. Kerry P. Gray

Mr. Gray has served as one of our directors since March 2006 and formerly served as the Company’s President and Chief Executive Officer from October 2005 until March 9, 2009.  Previously, Mr. Gray was the President and CEO of Access Pharmaceuticals, Inc. and a director of Access Pharmaceuticals, Inc. from June 1993 until May 2005.  Mr. Gray served as Chief Financial Officer of PharmaScience, Inc., a company he co-founded to acquire technologies in the drug delivery area. From May 1990 to August 1991, Mr. Gray was Senior Vice President, Americas, Australia and New Zealand for Rhone-Poulenc Rorer, Inc. Prior to the Rhone-Poulenc Rorer merger, he had been Area Vice President Americas of Rorer International Pharmaceuticals. From 1986 to May 1988, he was Vice President, Finance of Rorer International Pharmaceuticals, having served in the same capacity at Revlon Health Care Group of companies before the acquisition by Rorer Group. Between 1975 and 1985, he held various senior financial positions with the Revlon Health Care Group.

As a result of these and other professional experiences and his prior service as our President and Chief Executive Officer, Mr. Gray has a comprehensive understanding of the wound care industry and our business, and possesses particular knowledge and experience in strategic planning, manufacturing and operations, and the finance areas relevant to the Company, which are among the key attributes which qualify Mr. Gray for election to ULURU’s Board.

Dr. Jeffrey A. Stone

Dr. Stone has served as one of our directors since April 1, 2010. Dr. Stone is currently President of Wound Care Consultants.  He is a past president Texas Affiliate of the American Diabetes Association.  Dr. Stone received his medical degree from the College of Osteopathic Medicine of the Pacific and a Master of Public Health from Harvard University.  He completed a residency in aerospace medicine and a fellowship in hyperbaric medicine and wound care at the U.S. Air Force School of Aerospace Medicine at Brooks Air Force Base.  He is certified in hyperbaric medicine and board certified in aerospace medicine.  He is a Diplomate of the American Academy of Wound Care Management and a Certified Wound Specialist having been active in the wound field for over 20 years.

As a result of these and other professional experiences and his extensive experience as a medical doctor, Dr. Stone has a significant understanding of the wound care business and possesses particular knowledge and experience in the product development and use, clinical practices, medical care reimbursement and compliance areas relevant to our Company, which are among the key attributes which qualify Dr. Stone for election to ULURU’s Board.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSED NOMINESS TO THE BOARD AND THE ENCLOSED PROXY WILL BE SO VOTED UNLESS A CONTRARY VOTE IS INDICATED.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR THE NOMINEES NAMED ABOVE.  HOWEVER, THE PERSONS DESIGNATED AS PROXIES RESERVE THE RIGHT TO CAST VOTES FOR ANOTHER PERSON DESIGNATED BY THE BOARD IN THE EVENT THE NOMINEES ARE UNABLE OR UNWILLING TO SERVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Corporate Governance Practices and Board Independence

The Board has adopted a number of corporate governance documents, including charters for its Audit Committee, Compensation Committee and Nominating and Governance Committee, corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors (including its principal executive officer and principal financial officer) and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters.  All of these documents are available on the Company’s website at www.uluruinc.com under the heading “Investor Relations,” and a copy of any such document may be obtained, without charge, upon written request to ULURU Inc., c/o Investor Relations, 4452 Beltway Drive, Addison, Texas, 75001.

Board of Directors’ Leadership Structure and Role in Risk Oversight

Although the Board of Directors does not have a formal policy on whether the roles should be combined or separated, since our inception as ULURU Inc. in 2006 we have had a separate Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”).  Our Chairman has the authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board, which authority he may choose to exercise independently or through coordination with the CEO.  Accordingly, the Chairman has substantial ability to shape the work of the Board.  This leadership structure has been effective in providing flexibility and balance of leadership between the CEO and the non-management directors.  As a result, the Company believes that having a Chairman who is not a member of management enhances the effectiveness of the Board as a whole, and is the appropriate board leadership structure for the Company at this time.  We believe that this leadership structure also provides an appropriate forum for the Board to execute its risk oversight function, which is described below.

Our Board of Directors is the central body that oversees the management of material risks at the Company.  The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight.

The Audit Committee has the responsibility to review and discuss certain risk policies, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures, and generally provide oversight of risks related to financial reporting, accounting, credit, and liquidity.  Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long term business strategy and objectives.  To meet its obligations under the Securities and Exchange Commission’s Enhanced Disclosure Rules, the Company undertook a process to assess to what extent risks arising from our compensation programs for employees are reasonably likely to have a material adverse effect on the Company.  We concluded that it is not likely that our compensation policies will have such an effect.  The Governance and Nominating Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.  Day to day operational risks are generally handled by management, with reporting to and involvement of the Board as necessary.  With respect to strategic and enterprise risk, our Board as a whole is the level at which we address and monitor such issues, through regular interactions with the CEO and other members of senior management.

Stockholder Communications with the Board

The Board has established a process for stockholders to send communications to it. Stockholders may send written communications to the Board or individual directors to ULURU Inc., Board of Directors, c/o Chief Executive Officer, 4452 Beltway Drive, Addison, Texas, 75001. Stockholders also may send communications via email to rvdhooff@uluruinc.com with the notation “Attention: Chief Executive Officer” in the Subject field. All communications will be reviewed by the Chief Executive Officer of the Company, who will determine whether such communications are relevant and/or for a proper purpose and appropriate for Board review and, if applicable, submit such communications to the Board on a periodic basis.

Attendance of Directors at Annual Stockholder Meetings

Although the Company currently does not require directors to attend annual stockholder meetings, it does encourage directors to do so and welcomes their attendance.  One member of the Board attended the annual stockholder meeting held on December 17, 2009.

Nomination and Election of Directors

When seeking candidates for director, the Nominating and Governance Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to serve as a director. The committee may also ask the candidate to meet with Company management. If the committee believes a candidate would be a valuable addition to the Board and there is either a vacancy on the Board or the committee believes it is in the best interests of the Company and our stockholders to increase the number of Board members to elect that candidate, it will recommend to the full Board that candidate’s election.

Although no formal diversity policy is in place, in performance of its duties the Nominating and Governance Committee believes that the backgrounds and qualifications of the Board of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board of Directors to fulfill its responsibilities.  Therefore, the Nominating and Governance Committee considers diversity in identifying nominees for directors.  In this regard, the Nominating and Governance Committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity.

Before nominating a sitting director for reelection at an annual stockholder meeting, the committee will consider the director’s performance on the Board and whether the director’s reelection would be in the best interests of the Company’s stockholders and consistent with the Company’s corporate governance guidelines and the Company’s continued compliance with applicable law, rules and regulations.

The Board believes that it should be comprised of directors with diverse and complementary backgrounds, and that directors should have expertise that, at a minimum, may be useful to the Company and may contribute to the success of the Company’s business. Directors also should possess the highest personal and professional ethics and should be willing and able to devote an amount of time sufficient to effectively carry out their duties and contribute to the success of the Company’s business. When considering candidates for director, the committee takes into account a number of factors, including the following:

▪	Independence from management;
▪	Age, gender and ethnic background;
▪	Relevant business experience;
▪	Judgment, skill and integrity;
▪	Existing commitments to other businesses;
▪	Potential conflicts of interest;
▪	Corporate governance background;
▪	Financial and accounting background;
▪	Executive compensation background; and
▪	Size and composition of the existing Board.

The Nominating and Governance Committee will consider candidates for director suggested by stockholders by considering the foregoing criteria and the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to ULURU Inc., c/o Investor Relations, 4452 Beltway Drive, Addison, Texas 75001 and include the following:

▪	The name and address of the stockholder and a statement that he, she or it is a stockholder of the Company and is proposing a candidate for consideration by the committee;
▪
The class and number of shares of Company capital stock owned by the stockholder as of the Record Date for the annual stockholder meeting (if such date has been announced) and as of the date of the notice, and the length of time such stockholder has held such shares;

▪	The name, age and address of the candidate;
▪	A description of the candidate’s business and educational experience;
▪	The class and number of shares of Company capital stock, if any, owned by the candidate, and length of time such candidate has held such shares;
▪
Information regarding each of the foregoing criteria the Board generally considers, other than the factor regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;

▪	A description of any relationship between the candidate and any customer, supplier or competitor of the Company or any actual or potential conflict of interest;
▪	A description of any relationship or understanding between the stockholder and the candidate; and
▪	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Meetings of the Board and Certain Committees

The Board held a total of fourteen meetings either in person or by conference call and acted by unanimous written consent on one occasion during the 2009 fiscal year.

During the 2009 fiscal year, each Director other than W. Anthony Vernon attended at least 93% of the meetings of the Board that were held while such Director served as a member of the Board.  Mr. Vernon attended approximately 71% of the meetings of the Board that were held while he served as a member of the Board.  Each Director serving on any committee of the Board attended all meetings held by all committees on which such Director served.  In addition to the meetings held by the Board and Board committees, the directors and Board committee members communicated informally to discuss the affairs of the Company and, when appropriate, took formal Board and committee action by unanimous written consent of all directors or committee members, in accordance with Nevada law, in lieu of holding formal meetings.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee.

As of April 1, 2010, each committee of the Board is comprised as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee

Jeffrey B. Davis, Chairman	William W. Crouse, Chairman	Jeffrey A. Stone, Chairman
William W. Crouse	Jeffrey B. Davis	William W. Crouse
Jeffrey A. Stone	Jeffrey A. Stone	Jeffrey B. Davis

All members of each committee have been determined by the Board to be independent under applicable SEC and New York Stock Exchange Amex rules and regulations

The Audit Committee has the responsibility to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls.  The Board has determined that Jeffrey B. Davis meets the definition of an "Audit Committee Financial Expert".  The charter of the Audit Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations."  During the 2009 fiscal year, the Audit Committee held a total of four meetings, either in person or by conference call.

The Compensation Committee has responsibility for approval of remuneration arrangements for executive officers of the Company, review and approval of compensation plans relating to executive officers and directors, including grants of stock options under the Company's 2006 Equity Incentive Plan and other benefits and general review of the Company's employee compensation policies.  The charter of the Compensation Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations."   During the 2009 fiscal year, the Compensation Committee did not hold a formal meeting but acted by unanimous written consent on two occasions.

The Nominating and Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing the Company's corporate governance guidelines.  The charter of the Nominating and Governance Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations."  The Nominating and Governance Committee did not formally meet during the 2009 fiscal year but it did meet informally.

Directors and Named Executive Officers

The following table sets forth the Directors and Named Executive Officers of the Company along with their respective ages and positions and is as follows:

Name	Age	Position
Kerry P. Gray	57	Chairman, Director
William W. Crouse (1)(2)(3)	67	Director
Jeffrey B. Davis (1)(2)(3)	47	Director
Jeffrey A. Stone(1)(2)(3)	53	Director
Renaat Van den Hooff	51	President, Chief Executive Officer
Terrance K. Wallberg	55	Vice President, Chief Financial Officer, Secretary, Treasurer

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Governance Committee

Named Executive Officers

Renaat Van den Hooff has served as our President and Chief Executive Officer since March 9, 2009 and formerly served as the Company’s Executive Vice President of Operations from September 2007 until March, 2009.  Prior to his employment with the Company, Mr. Van den Hooff led the integration of the Johnson and Johnson (“J&J”) and Pfizer Consumer Healthcare business for the Europe, Middle East and Africa region.  Previously, from 2004 to 2006 Mr. Van den Hooff was President of J&J Merck Consumer Pharmaceuticals and President of McNeil International, having been President of J&J Merck from 2003 and Vice President for the U.S. Joint Venture from 2001 to 2003.  Prior to that from 1997 to 2001, Mr. Van den Hooff had been Managing Director United Kingdom and Ireland for J&J MSD Consumer Pharmaceuticals.  From 1989 to 1996 Mr. Van den Hooff held various positions at Janssen Pharmaceutica Belgium.  Prior to joining the J&J family of companies, from 1983 to 1988 he held various positions with IMS Belgium.

Terrance K. Wallberg has served as our Vice President and Chief Financial Officer since March, 2006.  Mr. Wallberg is a Certified Public Accountant and possesses an extensive and diverse background with over 30 years of experience with entrepreneurial/start-up companies.  Prior to joining ULURU Inc., Mr. Wallberg was Chief Financial Officer with Alliance Hospitality Management and previous to that was Chief Financial Officer for DCB Investments, Inc., a Dallas, Texas based diversified real estate holding company.  During his five year tenure at DCB Investments, Mr. Wallberg acquired valuable experience with several successful start-up businesses and dealing with the external financial community.  Prior to DCB Investments, Mr. Wallberg spent 22 years with Metro Hotels, Inc., serving in several finance/accounting capacities and culminating his tenure as Chief Financial Officer.  Mr. Wallberg is a member of the American Society and the Texas Society of Certified Public Accountants and is a graduate of the University of Arkansas, Little Rock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) (“Section 16(a)”) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of such securities. Directors, officers and 10% holders are required by SEC rules to furnish us with copies of all of the Section 16(a) reports they file.

Based solely on a review of reports furnished to us during the 2009 fiscal year or written representatives from our directors and executive officers, none of our directors, executive officers and 10% holders failed to file on a timely basis reports required by Section 16(a) during the 2009 fiscal year except that Mr. Van den Hooff filed one late Form 4.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee operates under a written charter adopted by the Board and is responsible for making all compensation decisions for the Company’s named executives including determining base salary and annual incentive compensation amounts and recommending stock option grants and other stock-based compensation under our equity incentive plans.

Overview and Philosophy

The goals of our executive compensation program are to:

▪	provide competitive compensation that will help attract, retain and reward qualified executives, with a focus on talent from within the bio-pharmaceutical industry;

▪	align management’s interests with our success by making a portion of the executive’s compensation dependent upon corporate performance; and

▪	align management’s interests with the interests of stockholders by including long-term equity incentives.

To achieve these goals, we focus on several key points in the design of our executive compensation program.  First, retention is a very important consideration in our compensation programs, and internal promotion and retention of key executive talent has been a significant feature of our company.  We believe that retention involves two interrelated components – establishment of a working environment that provides intangible benefits to our executives and encourages longevity and overall compensation that is generally competitive within our industry and among companies of comparable size and complexity.  Augmenting compensation with a desirable working environment enables us to maintain an overall compensation program that generally provides roughly average overall compensation to our executive officers, as compared to companies with which we compete for talent, but still remain competitive.  Our Compensation Committee has not historically employed compensation consultants to assist it in designing our compensation programs.  Instead, we rely on our familiarity with the market and ongoing market intelligence, including occasional review of publicly available compensation information of other companies, both those with which we compete and those within our geographic labor market, to gauge the competitiveness of our compensation programs.  In particular, our Compensation Committee has considered market data from Columbia Laboratories Inc., DepoMed Inc., Durect Corp., Inspire Pharmaceuticals, Momenta Pharmaceuticals, OraSure Technologies, Inc., and Penwest Pharmaceuticals Co. (collectively, the “Peer Group).  We use this data to help benchmark our executive compensation policies. The companies in the Peer Group were selected based upon various factors, including industry, number of employees, number and type of commercialized products, depth of drug development pipeline, annual spending on research and development activities, and market capitalization.  The companies comprising the Peer Group are periodically reviewed and updated each year.

The Committee also seeks a compensation structure that is internally consistent and provides appropriate compensation for our executives in relation to one another.  Consequently, the Compensation Committee does not focus on any particular benchmark to set executive compensation.  Instead, we believe that a successful compensation program requires the application of judgment and subjective determinations based on the consideration of a number of factors.  These factors include the following:

▪	the scope and strategic impact of the executive officer’s responsibilities, including the importance of the job function to our business;

▪	our past financial performance and future expectations;

▪	the performance and experience of each individual;

▪	past salary levels of each individual and of the officers as a group;

▪	our need for someone in a particular position; and

▪	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer, in consultation with our Chief Financial Officer.

The Committee does not assign relative weights or rankings to these factors.  Our allocation of compensation between cash and equity awards, our two principal forms of compensation, is based upon our historical practice and our evaluation of the cost of equity awards, as discussed in more detail below.

Our Chief Executive Officer works closely with the Committee to maintain an open dialogue regarding the Committee’s goals, progress towards achievement of those goals and expectations for future performance.  The Chief Executive Officer updates the Committee regularly on results and compensation issues.  Our Chief Executive Officer also provides the Committee, and in particular, the Committee Chair, with recommendations regarding compensation for our executive officers other than himself.  In part because the Chief Executive Officer works closely with the Committee throughout the year, the Committee is in a position to evaluate his performance and make its own determinations regarding appropriate levels of compensation for the Chief Executive Officer.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits ULURU’s tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or to certain other executive officers. Compensation that meets the requirements for qualified performance-based compensation or certain other exceptions under the Internal Revenue Code is not included in this limit. Generally, the Compensation Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of our compensation programs. To that end, our 2006 Equity Incentive Plan and Incentive Bonus Plan were designed to meet the requirements so that grants and annual incentive bonuses under those plans will be performance-based compensation for Section 162(m) purposes. However, in the past, our executives’ compensation has not been high enough to make Section 162(m) a critical issue for the company. Therefore, deductibility under Section 162(m) is only one consideration in determining executive compensation, and the Compensation Committee may approve compensation that is not deductible in order to compensate executive officers in a manner consistent with performance and our need for executive talent.

Components of Executive Compensation

Our executive compensation program consists of base salary, an annual incentive bonus program, and long-term equity incentives in the form of stock options and restricted stock grants.  Executive officers also are eligible to participate in certain benefit programs that are generally available to all of our employees, such as medical insurance programs, life insurance programs and our 401(k) plan.  The Compensation Committee of our Board of Directors oversees our executive compensation program.

Base Salary

Base salaries are the most basic form of compensation and are integral to any competitive employment arrangement.  Each named executive officer and key employee’s employment agreement sets forth his salary, which varies with the scope of his respective responsibilities. At the beginning of each fiscal year, the Compensation Committee establishes an annual base salary for our executive officers based on recommendations made by our Chief Executive Officer as to all such executive officers other than himself, in consultation with our Chief Financial Officer.  Consistent with our compensation objectives and philosophy described above, the Compensation Committee attempts to set base salary compensation, and adjust it when warranted, based on company financial performance, the individual’s position and responsibility within our company and performance in that position, the importance of the executive’s position to our business, and the compensation of other executive officers of ULURU with comparable qualifications, experience and responsibilities.  The Committee also generally takes into account its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies with which we compete for executive talent including but not limited to our Peer Group.  The Committee also reviews historical salary information for each of the executive officers as part of its analysis in setting base salary structures. The Committee uses this information to review historical progression of each executive officer’s compensation and to identify variations in compensation levels among the executive officers.

On March 4, 2009, the Compensation Committee reviewed the base salaries of our named executive officers and key employees, taking into account the considerations described above. The Committee approved to maintain the current existing salary for a majority of the named executive officers and key employees for 2009 as the Company strives to improve financial performance during 2009.  The base salary rates for 2009 and 2008 are as follows:

Named Executive Officers & Key Employees	2009 Salary	2008 Salary	% Increase
Kerry P. Gray (1)	$380,000	$380,000	0.0%
Renaat Van den Hooff	$308,000	$308,000	0.0%
Terrance K. Wallberg	$200,000	$200,000	0.0%
Daniel G. Moro	$175,000	$175,000	0.0%
John V. St. John, Ph.D.	$160,000	$140,000	14.3%

(1)	On March 9, 2009 Mr. Gray resigned as the Company’s President and Chief Executive Officer. Mr. Gray’s salary ended as of March 9, 2009 but Mr. Gray is entitled to severance payments described below.

The Compensation Committee also approved to maintain the existing 2008 salary amounts for all of the Company’s employees for 2009, with the exception of Dr. St. John and one other non-key employee.  Dr. St. John’s increase reflected his responsibility and importance the Company as well as an increase to match market conditions for scientific executives at other companies with which we compete for executive talent, including but not limited to our Peer Group.  To date, salary amounts in 2010 have remained unchanged for all employees from the amounts established by the Compensation Committee during 2009.  The Compensation Committee may meet subsequent to the distribution of this Proxy Statement to determine the salary amounts for 2010.

Annual Bonus

In the past, we have provided annual bonuses under our Incentive Bonus Plan, which is designed to motivate and reward executives for their contribution to the company’s performance during the fiscal year.  A significant portion of the total cash compensation that our executive officers and key employees could receive each year may be paid through this program, and thus is dependent upon our corporate performance and individual performance. Performance objectives are typically comprised of revenue goals, operating expense control, product development objectives, business development goals, regulatory filings, and a discretionary component.  On March 4, 2009, the Compensation Committee determined that the Company would forego the payment of annual cash bonus awards in 2009 (which related to performance in 2008) to our named executive officers as well as all other employees.  To date, the Compensation Committee has not determined to provide annual bonuses to any employees in 2010 (relating to performance in 2009).  The Compensation Committee may meet subsequent to the distribution of this Proxy Statement to determine the annual bonuses, if any, to be paid in 2010 (relating to 2009 performance).

Named Executive Officers & Key Employees	Target Bonus Level	2009 Bonus (1)		Percentage of 2009 Base Salary
Kerry P. Gray (2)	70%	$	---	0.0%
Renaat Van den Hooff	40%	$	---	0.0%
Terrance K. Wallberg	30%	$	---	0.0%
Daniel G. Moro	30%	$	---	0.0%
John V. St. John, Ph.D.	30%	$	---	0.0%

(1)	Pertains to 2009 performance.
(2)	On March 9, 2009 Mr. Gray resigned as the Company’s President and Chief Executive Officer.

Restricted Stock Awards

As part of our Incentive Bonus Plan, executive officers and key employees are eligible to receive stock awards in an amount to equal to the annual cash bonus.  The Compensation Committee believes that restricted stock awards can be a valuable tool in linking the personal interest of our executives to those of our stockholders.  Moreover, the vesting component of the restricted stock awards provides a valuable retention tool, and retention is a significant consideration in making these awards.  On March 4, 2009, the Compensation Committee granted awards of restricted shares of Common Stock to Messrs. Van den Hooff, Wallberg, Moro, and St. John of 180,000, 100,000, 80,000, and 80,000, respectively, based on the closing stock price of $0.20 on such date.  The restricted stock awards granted on March 4, 2009 are subject to a vesting schedule over two years.  To date, the Compensation Committee has not provided awards of restricted stock to any employees in 2010.  The Compensation Committee may meet subsequent to the distribution of this Proxy Statement to determine the awards of restricted stock, if any, to be granted to Company employees in 2010.

Stock Options

Executive officers and key employees are also eligible to receive annual grants of stock option awards under our 2006 Equity Incentive Plan, which is described in the narrative following the Summary Compensation Table.  Typically, we have granted stock options every year because these awards are consistent with our compensation goals of aligning executives’ interests with those of our stockholders in the long term, and because these grants are a standard form of compensation among the companies with which we compete for executive talent including but not limited to our Peer Group. The Compensation Committee believes that stock option awards can be an especially valuable tool in linking the personal interests of executives to those of our stockholders, because executives’ compensation under these awards is directly linked to our stock price. These awards give executive officers a significant, long-term interest in the company’s success.  In addition, they can provide beneficial tax treatment that executives’ value due to the fact that we have typically granted incentive stock options to our executives to the maximum extent permitted under the tax laws. Moreover, the vesting component of our stock option awards provides a valuable retention tool, and retention is a significant consideration in making these awards.

As part of the March 4, 2009 annual review by the Compensation Committee, the Committee did not grant any stock option awards.  To date, the Compensation Committee has not granted any stock option awards to any of the Company’s employees in 2010.  The Compensation Committee may meet subsequent to the distribution of this Proxy Statement to determine the stock option awards, if any, to be granted to Company employees in 2010.

Other Compensation and Personal Benefits

We maintain general broad-based employee benefit plans in which our executives participate, such as health insurance plans, life insurance, and a 401(k) plan.  These benefits are provided as part of the basic conditions of employment for all of our employees. In addition, we believe that providing these basic benefits is necessary for us to attract and retain high-level executives working in our industry and in our geographic area.  We believe that these benefits substantially enhance employee morale and performance.  Our benefit plans may change over time as the Compensation Committee determines appropriate.

The Company’s 401(k) plan permits a contribution of up to 4% of salary to our 401(k) plan and we match 100% of such contribution, subject to limitations established by law.  Participation in the Company’s 401(k) plan and receipt of matching contributions is available to all full-time employees.  We consider the matching contribution feature to be an important aspect of our compensation program because it is our only retirement program for our named executive officers and key employees.

Retirement Benefits

Our executive officers and key employees do not participate in any defined benefit retirement plans such as a pension plan.  We do not have any deferred compensation programs.  As noted above, our executive officers and key employees are eligible for our 401(k) plan, and we match those contributions as described immediately above in “Other Compensation and Personal Benefits”.

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2009 and December 31, 2008, the total compensation earned by or paid to our Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer, and each of our other most highly compensated key employees who were serving as key employees as of December 31, 2009.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)(4)	Option Awards ($)(5)(6)	Non Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)

Renaat Van den Hooff	2009	308,000	---	34,200	---	---	10,865	353,065
President & Chief Executive Officer (1)	2008	307,333	---	15,001	66,662	---	10,426	399,422

Kerry P. Gray	2009	447,102	---	---	---	---	3,775	450,877
Former President & Chief Executive Officer (2)	2008	377,500	---	95,000	1,027,303	---	11,721	1,511,524

Terrance K. Wallberg	2009	200,000	---	19,000	---	---	8,699	227,699
Vice President & Chief Financial Officer	2008	197,917	---	20,956	106,659	---	9,529	335,061

Daniel G. Moro	2009	175,000	---	15,200	---	---	8,688	198,888
Vice President – Polymer Drug Delivery	2008	174,167	---	18,810	106,659	---	9,529	309,165

John V. St. John, Ph.D.	2009	158,333	---	15,200	---	---	7,511	181,044
Vice President – Material Science	2008	138,333	---	13,500	106,659	---	7,227	265,719

(1)	On March 9, 2009 Mr. Van den Hooff was promoted from the Company’s Executive Vice President of Operations to President and Chief Executive Officer.
(2)
On March 9, 2009 Mr. Gray resigned as the Company’s President and Chief Executive Officer and entered into a Separation Agreement with the Company. Pursuant to the Separation Agreement, Mr. Gray received cash compensation of $375,000 during 2009, which was in addition to salary of $72,102 earned prior to March 9, 2009.  The Separation Agreement also provided for full vesting of all awards of restricted stock and stock options held by Mr. Gray, except for Mr. Gray’s forfeiture of stock options with respect to 300,000 shares of common stock and the continuation of health care coverage during 2009.

(3)
Restricted stock awards are subject to a vesting schedule ranging from two to five years from the date of grant.  The amounts in this column are equal to the aggregate fair value on the date of grant for restricted stock awards.  For a description of the assumptions used to determine the fair value of restricted stock awards granted in 2009, see Note 13 to our Consolidated Financial Statement in our Annual Report on Form 10-K for the year ended December 31, 2009.  For information on the valuation assumptions used for restricted stock awards made prior to 2009, see the notes to the Company’s Consolidated Financial Statements regarding stock-based compensation in our Annual Report on Form 10-K for the respective year.

(4)
In March 2009, we calculated and granted restricted stock awards to Messrs. Van den Hooff, Wallberg, Moro, and St. John of 180,000, 100,000, 80,000, and 80,000 shares of Common Stock, respectively, with respect to 2008 performance achievements.  The fair value on the date of grant for the restricted stock awards to Messrs. Van den Hooff, Wallberg, Moro, and St. John was $34,200, $19,000, $15,200, and $15,200, respectively.  In February 2008, we calculated and granted restricted stock awards to Messrs. Gray, Van den Hooff, Wallberg, Moro, and St. John of 35,316, 6,494, 9,072, 8,143, and 5,844 shares of Common Stock, respectively, with respect to 2007 performance achievements. The fair value on the date of grant for the restricted stock awards to Messrs. Gray, Van den Hooff, Wallberg, Moro, and St. John was $95,000, $15,001, $20,956, $18,810, and $13,500, respectively.

(5)
Stock option awards are subject to a vesting schedule over a four year period, with 25% vesting on the first anniversary of the date of grant and 2.0833% vesting each month for three years thereafter.  The amounts in this column are equal to the aggregate fair value on the date of grant for stock option awards.  For a description of the assumptions used to determine the fair value of stock options granted in 2009, see Note 13 to our Consolidated Financial Statement in our Annual Report on Form 10-K for the year ended December 31, 2009.  For information on the valuation assumptions used for stock option awards made prior to 2009, see the notes to the Company’s Consolidated Financial Statements regarding stock-based compensation in our Annual Report on Form 10-K for the respective year.

(6)
During 2009, we did not award any stock options to our named executives.  On March 9, 2009 Mr. Gray forfeited stock options with respect to 300,000 shares of common stock upon his resignation as President and Chief Executive Officer of the Company.  During 2008, we granted stock option awards to Messrs. Gray and Van den Hooff to purchase 800,000 and 50,000 shares of Common Stock, respectively, and a stock option award to purchase 80,000 shares of Common Stock to each of Messrs. Wallberg, Moro, and St. John.  The fair value on the date of grant for the stock option awards to Messrs. Gray, Van den Hooff, Wallberg, Moro, and St. John was $1,027,303, $66,662, $106,659, $106,659, and $106,659, respectively.

(7)	For 2008, and to date for 2009 as well, we did not award or pay any bonuses with respect to 2008 or 2009 performance, respectively.
(8)	All Other Compensation includes the following:

Name	Fiscal Year	401(k) Matching Contributions	Life and Disability Insurance	Other	Total
Renaat Van den Hooff	2009	$9,800	$1,065	---	$10,865
Kerry P. Gray	2009	$2,533	$1,242	---	$3,775
Terrance K. Wallberg	2009	$8,000	$699	---	$8,699
Daniel G. Moro	2009	$7,000	$1,473	$215	$8,688
John V. St. John, Ph.D.	2009	$6,333	$1,178	---	$7,511

Renaat Van den Hooff	2008	$9,200	$1,226	---	$10,426
Kerry P. Gray	2008	$9,200	$2,521	---	$11,721
Terrance K. Wallberg	2008	$8,755	$774	---	$9,529
Daniel G. Moro	2008	$7,719	$1,477	$333	$9,529
John V. St. John, Ph.D.	2008	$6,073	$1,154	---	$7,227

Grants of Plan Based Awards During Fiscal Year 2009

The following table sets forth information regarding grants of stock options and grants of restricted stock awards under the Company’s 2006 Equity Incentive Plan and under the Company’s Incentive Bonus Plan during 2009 to named executive officers and key employees at the discretion of the Compensation Committee.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock on Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Renaat Van den Hooff (5)	n/a	$-0-	$123,200	$246,400	---	---	---	---
	03/04/09	---	---	---	180,000	---	---	$34,200

Terrance K. Wallberg	n/a	$-0-	$60,000	$120,000	---	---	---	---
	03/04/09	---	---	---	100,000	---	---	$19,000

Daniel G. Moro	n/a	$-0-	$52,500	$105,000	---	---	---	---
	03/04/09	---	---	---	80,000	---	---	$15,200

John V. St. John, Ph.D.	n/a	$-0-	$48,000	$96,000	---	---	---	---
	03/04/09	---	---	---	80,000	---	---	$15,200

(1)
The amounts shown reflect the range of possible bonuses payable in accordance with the Bonus Incentive Plan previously established by our Compensation Committee for our named executive officers and key employees.  The amounts shown in the “threshold” column reflect the lowest amount payable under the plan in the event our Compensation Committee determined that no corporate or individual goals were met by the individual with respect to the year ended December 31, 2009.  The amounts shown in each of the “target” and “maximum” columns reflect the amount payable under the plan with respect to each of the named executive officers and key employees for services rendered during the year ended December 31, 2009.  For 2009, the “target” bonus percentage for Messrs. Van den Hooff, Wallberg, Moro, and St. John was 40%, 30%, 30%, and 30% of base salary, respectively.  The “maximum” bonus awards are capped at 200% of the “target” award opportunity.

(2)	Restricted stock awards vest 25% on August 1, 2009 and 25% vesting every six months thereafter.
(3)	During 2009, we did not award any stock options to our named executive officers and key employees.
(4)
For a description of the assumptions used to determine the grant date fair value of each stock option granted in 2009, see Note 13 to our Consolidated Financial Statement in our Annual Report on Form 10-K for the year ended December 31, 2009.  For information on the valuation assumptions used for stock option grants made prior to 2009, see the notes to the Company’s Consolidated Financial Statements regarding stock-based compensation in our Annual Report on Form 10-K for the respective year.

(5)	On March 9, 2009 Mr. Van den Hooff was promoted from the Company’s Executive Vice President of Operations to President and Chief Executive Officer.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information regarding grants of stock options and grants of unvested restricted stock awards held by the named executive officers and key employees at December 31, 2009.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Renaat Van den Hooff (4)	03/04/09	---	---	---	---	135,000	$29,700
	02/12/08	22,920	27,080	$2.31	02/12/2018	6,494	$1,429
	09/25/07	337,500	262,500	$4.50	09/25/2017	---	---

Kerry P. Gray (5)	02/12/08	500,000	---	$2.54	03/01/2012	---	---

Terrance K. Wallberg	03/04/09	---	---	---	---	75,000	$16,500
	02/12/08	36,670	43,330	$2.31	02/12/2018	9,072	$1,996
	01/25/07	---	---	---	---	5,086	$1,119
	12/06/06	150,000	50,000	$0.95	12/06/2016	---	---

Daniel G. Moro	03/04/09	---	---	---	---	60,000	$13,200
	02/12/08	36,670	43,330	$2.31	02/12/2018	8,143	$1,791
	01/25/07	---	---	---	---	4,709	$1,036
	12/06/06	100,000	50,000	$0.95	12/06/2016	---	---

John V. St. John, Ph.D.	03/04/09	---	---	---	---	60,000	$13,200
	02/12/08	36,670	43,330	$2.31	02/12/2018	5,844	$1,286
	01/25/07	---	---	---	---	3,150	$693
	12/06/06	168,750	56,250	$0.95	12/06/2016	---	---

(1)
Stock option awards granted in 2008 and 2007 vest over a four year period, with 25% vesting on the first anniversary of the date of grant and 2.0833% vesting every month for three years thereafter.  The stock options expire ten years from date of grant.

(2)
Restricted stock awards granted on March 4, 2009 vest 25% on August 1, 2009 and 25% vesting every six months thereafter.  Restricted stock awards granted in 2008 and 2007 vest over a five year period, with 25% vesting on the second anniversary of the date of grant and 25% vesting every twelve months for three years thereafter.

(3)
The market value of the stock awards is determined by multiplying the number of shares times $0.22, which represents the closing price of the Company’s Common Stock per share quoted on the New York Stock Exchange Amex on December 31, 2009.

(4)	On March 9, 2009 Mr. Van den Hooff was promoted from the Company’s Executive Vice President of Operations to President and Chief Executive Officer.
(5)
On March 9, 2009 Mr. Gray resigned as the Company’s President and Chief Executive Officer and entered into a Separation Agreement with the Company. Pursuant to the Separation Agreement, Mr. Gray received cash compensation of $375,000 during 2009, which was in addition to $72,102 of salary earned prior to March 9, 2009.  The Separation Agreement also provided for full vesting of all awards of restricted stock and stock options held by Mr. Gray, except for Mr. Gray’s forfeiture of stock options with respect to 300,000 shares of common stock and the continuation of health care coverage during 2009.

Option Exercises and Stock Vested in 2009

The following table summarizes the option exercises and restricted stock awards vesting for each of our named executive officers and key employees during the 2009 fiscal year.

Name	Number of Securities Acquired on Exercise (#)	Value Realized on Exercise (1)		Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Renaat Van den Hooff (3)	---	$	---	45,000	$6,750

Kerry P. Gray (4)	---	$	---	67,816	$13,616

Terrance K. Wallberg	---	$	---	26,695	$4,225

Daniel G. Moro	---	$	---	21,570	$3,440

John V. St. John, Ph.D.	---	$	---	21,050	$3,294

(1)	Represents the price at which shares acquired upon exercise of the stock options were sold net of the exercise price for acquiring shares.
(2)	Represents the closing market price of a share of our common stock on the date of vesting multiplied by the number of shares, pursuant to restricted stock awards, that have vested.
(3)	On March 9, 2009 Mr. Van den Hooff was promoted from the Company’s Executive Vice President of Operations to President and Chief Executive Officer.
(4)
On March 9, 2009 Mr. Gray resigned as the Company’s President and Chief Executive Officer and entered into a Separation Agreement with the Company. Pursuant to the Separation Agreement, Mr. Gray received cash compensation of $375,000 during 2009, which was in addition to $72,102 of salary earned prior to March 9, 2009.  The Separation Agreement also provided for full vesting of all awards of restricted stock and stock options held by Mr. Gray, except for Mr. Gray’s forfeiture of stock options with respect to 300,000 shares of common stock and the continuation of health care coverage during 2009.

Employment, Severance and Change in Control Agreements

Chief Executive Officer

Renaat Van den Hooff

On March 9, 2009, Renaat Van den Hooff was appointed to serve as the Company’s President and Chief Executive Officer.  Prior to his appointment, we had an employment agreement with Mr. Van den Hooff to serve as our Executive Vice President – Operations.  The agreement was originally for a period of two years and currently automatically renews for one-year periods.  As a result of the Compensation Committee’s evaluation on March 4, 2009, Mr. Van den Hooff's annual salary was maintained at $308,000.  Mr. Van den Hooff is eligible to participate in all of our employee benefits programs available to executives.  Mr. Van den Hooff is also eligible to receive:

▪	a bonus payable in cash and common stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Van den Hooff's current employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Van den Hooff assign all invention and intellectual property rights to us.  The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Mr. Van den Hooff’s current employment agreement also provides for reimbursement to Mr. Van den Hooff for excise tax payments which may be due pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code), if payments to Mr. Van den Hooff are deemed “parachute payments” within the meaning of Section 280G of the Code.

Mr. Van den Hooff is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) we terminate his employment within six months following a change of control under certain circumstances or (iv) he terminates his employment following a change of control in certain circumstances.  Upon any such event, Mr. Van den Hooff would receive one times his base salary plus target bonus for the year in which his termination occurs, all stock options held by Mr. Van den Hooff would become immediately exercisable and would remain exercisable for two years after the date of termination and Mr. Van den Hooff would continue to receive all health benefits for one year after the date of termination.  With respect to each of these post-employment compensation provisions, the Board of Directors has determined that both the terms and the payout levels of each provision are appropriate to accomplish the objectives of attracting and retaining executive talent.

The following table describes the potential payments to Mr. Van den Hooff upon termination by the Company of his employment as a result of terminating him without cause, his resigning with reason, our terminating him following a change of control in certain circumstances and his resigning following a change of control in certain circumstances:

Severance Payment Upon Termination (1)	Accelerated Vesting of Unvested Equity Awards (2)	Continuation of Benefits (3)	Total
$431,200	$31,129	$16,548	$478,877

(1)	Represents one year salary and target bonus based on salary as of December 31, 2009.
(2)
Calculated based on a change of control taking place as of December 31, 2008.  For purposes of valuing equity awards, the amounts noted are based on a per share price of $0.22, which was the closing price as reported on the New York Stock Exchange Amex on December 31, 2009.

(3)	Represents one year of COBRA health benefits.

Separation Agreement with Kerry P. Gray

On March 9, 2009, Kerry P. Gray resigned as the President and Chief Executive Officer of the Company.  In connection with Mr. Gray’s departure, the Company and Mr. Gray entered into a Separation Agreement (the “Separation Agreement”) whereby the Company will provide, or has provided, as the case may be, certain benefits to Mr. Gray, including: (i) payments totaling $400,000 during the initial twelve (12) months following the date of termination of Mr. Gray’s employment with the Company; (ii) commencing March 1, 2010 and continuing for a period of forty-eight (48) months thereafter, the Company will pay to Mr. Gray a payment of $12,500 per month; (iii) full acceleration of all vesting schedules for all outstanding Company stock options and shares of restricted stock of the Company held by Mr. Gray, with all such Company stock options remaining exercisable by Mr. Gray until March 1, 2012, provided that Mr. Gray has forfeited stock options with respect to 300,000 shares of common stock previously held by him; and (iv) for a period of twenty-four (24) months following the date of termination of Mr. Gray’s employment with the Company the Company will maintain and provide coverage under Mr. Gray’s existing health coverage plan.  Certain of such payments are secured by a security interest in favor of Mr. Gray in our intellectual property relating to Zindaclin.  The Separation Agreement also provides that Mr. Gray was required to serve as a consultant to the Company for up to two full days per month through August 31, 2009.  Mr. Gray was not paid for the performance of such consulting services.  The Separation Agreement contains a mutual release of claims, certain stock lock-up provisions, and other standard provisions. The Separation Agreement also provides that Mr. Gray will continue as a director of the Company.  The Separation Agreement also provides for the termination of the employment agreement we previously had with Mr. Gray.  Pursuant to the terms of the Separation Agreement, the non-competition and non-solicitation provisions of Mr. Gray’s employment agreement survived until March 9, 2010.

The following table describes the costs that the Company will incur, or has incurred, as the case may be, pursuant to the Separation Agreement with our former President and Chief Executive Officer:

Year	Compensation	Continuation of medical benefits	Sub-total	Accelerated Vesting of Unvested Equity Awards (1)	Forfeiture of stock options (1)	Total
2009	$375,000	$13,233	$388,233	$648,311	$(300,276)	$736,268
2010	150,000	15,879	165,879	---	---	165,879
2011	150,000	2,646	152,646	---	---	152,646
2012	150,000	---	150,000	---	---	150,000
2013	150,000	---	150,000	---	---	150,000
2014	25,000	---	25,000	---	---	25,000
	$1,000,000	$31,758	$1,031,758	$648,311	$(300,276)	$1,379,793

(1)
The amounts shown do not reflect compensation actually received by Mr. Gray or the actual value that may be recognized by Mr. Gray with respect to these equity awards in the future.  Instead, the amounts in this column represent the Black-Scholes fair value of equity awards that we have recorded as expense for such equity awards.

Named Executive Officer and Key Employees

Terrance K. Wallberg

We have an employment agreement with our Vice President and Chief Financial Officer, Terrance K. Wallberg, which renews automatically for successive one-year periods, with the current term extending until December 31, 2010.  As a result of the Compensation Committee’s evaluation of compensation on March 4, 2009, the Compensation Committee maintained Mr. Wallberg's annual salary at $200,000.  Mr. Wallberg is eligible to participate in all of our employee benefits programs available to executives.  Mr. Wallberg is also eligible to receive:

▪	a bonus payable in cash and common stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Wallberg's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Wallberg assign all invention and intellectual property rights to us.  The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Mr. Wallberg is entitled to certain severance benefits in the event that (a) we terminate his employment without cause or he resigns with reason, or (b) either we or he terminate his employment within six months following a change of control in certain circumstances.  Upon any such event, Mr. Wallberg would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Wallberg would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination. With respect to each of these post-employment compensation provisions, the Board of Directors has determined that both the terms and the payout levels of each provision are appropriate to accomplish the objectives of attracting and retaining executive talent.

Daniel G. Moro

We have an employment agreement with our Vice President-Polymer Drug Delivery, Daniel G. Moro, which renews automatically for successive one-year periods, with the current term extending until December 31, 2010.  As a result of the Compensation Committee’s evaluation of compensation on March 4, 2009, the Compensation Committee maintained Mr. Moro's annual salary at $175,000.  Mr. Moro is eligible to participate in all of our employee benefits programs available to executives.  Mr. Moro is also eligible to receive:

▪	a bonus payable in cash and common stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Moro's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Moro assign all invention and intellectual property rights to us.  The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Our employment agreement with Mr. Moro provides that Mr. Moro is entitled to certain severance benefits in the event that (a) we terminate his employment without cause or he resigns with reason, or (b) either we or he terminate his employment within six months following a change of control in certain circumstances.  Upon any such event, Mr. Moro would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Moro would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.  With respect to each of these post-employment compensation provisions, the Board of Directors has determined that both the terms and the payout levels of each provision are appropriate to accomplish the objectives of attracting and retaining executive talent.

John V. St. John, Ph.D.

We have an employment agreement with our Vice President-Research and Development, John V. St. John, Ph.D., which renews automatically for successive one-year periods, with the current term extending until December 31, 2010.  As a result of the Compensation Committee’s evaluation of compensation on March 4, 2009, the Compensation Committee increased Dr. St. John's annual salary from $140,000 to $160,000.  Dr. St. John is eligible to participate in all of our employee benefits programs available to executives.  Dr. St. John is also eligible to receive:

▪	a bonus payable in cash and common stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Dr. St. John's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Dr. St. John assign all invention and intellectual property rights to us.  The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Our employment agreement with Dr. St. John provides that Dr. St. John is entitled to certain severance benefits in the event that (a) we terminate his employment without cause or he resigns with reason, or (b) either we or he terminate his employment within six months following a change of control in certain circumstances.  Upon any such event, Dr. St. John would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Dr. St. John would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.  With respect to each of these post-employment compensation provisions, the Board of Directors has determined that both the terms and the payout levels of each provision are appropriate to accomplish the objectives of attracting and retaining executive talent.

Potential Payments upon Termination

The following table describes the potential payments upon termination of employment of our Named Executive Officer and Key Employees, other than Mr. Van den Hooff, by the Company as a result of termination without cause, resigning with reason, termination following a change of control in certain circumstances and resignation following a change of control in certain circumstances, as further described in each individual employment agreement discussed above.  Potential payments to Mr. Van den Hooff are detailed above.

Name	Severance Payment Upon Termination (1)	Accelerated Vesting of Unvested Equity Awards(2)	Continuation of Benefits (3)	Total
Terrance K. Wallberg	$260,000	$19,615	$11,028	$290,643
Daniel G. Moro	$227,500	$16,027	$5,280	$248,807
John V. St. John, Ph.D.	$208,000	$15,179	$16,548	$239,727

(1)	Represents one year salary and target bonus based on salary as of December 31, 2009.
(2)
Calculated based on a change of control taking place as of December 31, 2009.  For purposes of valuing equity awards, the amounts noted are based on a per share price of $0.22, which was the closing price as reported on the New York Stock Exchange Amex on December 31, 2009.

(3)	Represents one year of COBRA health benefits.

Equity Compensation Plan Information

2006 Equity Incentive Plan

We adopted our 2006 Equity Incentive Plan (“Incentive Plan”) on March 27, 2006 authorizing 2,000,000 shares under the Incentive Plan.  At the annual meeting of stockholders held on May 8, 2007 and on December 17, 2009, our stockholders approved amendments to the Incentive Plan to increase the total number of shares of Common Stock issuable under the Incentive Plan pursuant to stock options and other equity awards by 4 million shares and 3 million shares, respectively.

As of December 31, 2009, we had granted stock options to purchase 4,210,000 shares of Common Stock since the inception of the Incentive Plan, of which 3,306,000 were outstanding at a weighted average exercise price of $2.34 per share, and we had granted awards for 1,029,242 shares of restricted stock since the inception of the Incentive Plan, of which 405,882 were outstanding.  As of December 31, 2009, there were 4,643,180 shares that remain available for future grant under our Incentive Plan.

The following table sets forth the outstanding stock options or rights that have been authorized under equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2006 Equity Incentive Plan	3,306,000	$2.34	4,643,180

Equity compensation plans not approved by security holders	-0-	n/a	-0-

Total	3,306,000	$2.34	4,643,180

The Incentive Plan is administered by a committee of non-employee members of the Board, chosen by the Board, and is currently administered by the Compensation Committee.  The Compensation Committee has the authority to determine those individuals to whom stock options or other equity awards should be granted, the number of shares to be covered by each award, the exercise price, the type of award, the award period, the vesting restrictions, if any, with respect to exercise of each award, the terms for payment of the exercise price and other terms and conditions of each award.

The Board or a committee of the Board has the authority to construe, interpret, amend and modify our Incentive Plan as well as to determine the terms of an award.  Our Board may amend or modify our Incentive Plan at any time.  However, no amendment or modification shall adversely affect the rights and obligations with respect to outstanding awards unless the holder consents to that amendment or modification.

Our Incentive Plan permits us to grant stock options, stock appreciation rights, restricted stock and other stock-based awards to our employees, officers, directors, and non-employee service providers.  A stock option may be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code (“Code”) or a non-statutory stock option.

In general, the duration of a stock option granted under our Incentive Plan cannot exceed ten years.  The exercise price of a statutory incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of grant.  A non-statutory stock option may be granted with an exercise price as determined by the Board or a committee of the Board.  A statutory incentive stock option may not be transferred, but a non-statutory stock option may be transferred as permitted in an individual stock option agreement and by will or the laws of descent and distribution.

Statutory incentive stock options may be granted only to our employees.  The aggregate fair market value, determined at the time of grant, of shares of our Common Stock with respect to which such incentive stock options are exercisable for the first time by an optionholder during any calendar year under our Incentive Plans may not exceed $100,000 or such other amount permitted under Section 422 of the Code.  A statutory incentive stock option granted to a person who at the time of grant owns or is deemed to own more than 10% of the total combined voting power of all classes of our outstanding stock or any of our affiliates must have a term of no more than five years and an exercise price that is at least 110% of fair market value at the time of grant.

The Incentive Plan administrator determines the term of stock options granted under our Incentive Plan, up to a maximum of ten years, except in the case of certain statutory incentive stock options, as described above.  Unless the terms of an optionee's stock option agreement or employment agreement provide otherwise, if an optionee's relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of ninety days following the cessation of service.  Unless the terms of an optionee's stock option agreement or service agreement provide otherwise, if an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability or death.  The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws.  In no event, however, may an option be exercised beyond the expiration of its term.

Payment for shares purchased upon exercise of an option must be made in full in cash or by check, by payment through a broker in accordance with Regulation T of the Federal Reserve Board or by such other mode of payment as the Committee may approve, including payment in whole or in part in shares of the Common Stock, when the option is exercised. No incentive stock option is transferable and no non-qualified stock option is transferable (see discussion above) except by will or the laws of descent and distribution.

Stock appreciation rights ("SARs") granted under our Incentive Plan entitle the holder to receive, subject to the provisions of the Incentive Plan and an award agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the fair market value of a share of our Common Stock on the exercise date over (B) the base price per share specified in the award agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised.  Payment of the amount receivable by a holder upon any exercise of a SAR may be made by the delivery of shares of our Common Stock or cash, or any combination of shares and cash, as determined by the plan administrator.  SARs are transferable only as provided for in the award agreement.  No SARs were granted or are outstanding as of December 31, 2009.

Restricted stock awards and stock unit awards granted under our Incentive Plan entitle the holder (i) in the case of restricted stock awards, to acquire shares of our Common Stock and (ii) in the case of stock unit awards, to be paid the fair market value of our Common Stock on the exercise date.  Stock unit awards may be settled in shares of Common Stock, cash or a combination thereof, as determined by the plan administrator.  Restricted stock awards and stock unit awards may be subject to vesting periods and other restrictions and conditions as the plan administrator may include in an award agreement.  Unvested restricted stock awards and stock units may not be transferred except as set forth in an award agreement.  As of December 31, 2009, no stock unit awards were granted or outstanding and restricted stock awards in an aggregate amount of 405,882 shares of restricted Common Stock were outstanding.

Award agreements for restricted stock awards specify the applicable restrictions on the shares of Common Stock subject to a given award, the duration of such restrictions and the times at which such restrictions lapse with respect to all or a specified number of shares.  Notwithstanding the foregoing, the plan administrator may reduce or shorten the duration of any restriction applicable to any shares of Common Stock awarded to any holder.  A holder's rights as a shareholder with respect to the shares of restricted stock awarded are specified in an award agreement.

Award agreements for stock unit awards specify the number and terms and conditions of such stock units, as well as the manner in which such stock units may be exercised and the holder's rights as a shareholder with respect to such stock units.

The following table sets forth the equity awards granted in 2009 under the Incentive Plan:

Name / Group	Number of Securities Underlying Option Awards Granted (#)	Weighted Average Exercise Price per Share for Options ($)	Number of Securities Underlying Restricted Stock Awards Granted (#)	Weighted Average Grant Date Price per Share for Restricted Stock Awards ($)
Renaat Van den Hooff	---	---	180,000	$0.19
Terrance K. Wallberg	---	---	100,000	$0.19
Daniel G. Moro	---	---	80,000	$0.19
John V. St. John, Ph.D.	---	---	80,000	$0.19
Non-Executive Officer Employee (19 employees)	---	---	431,530	$0.19
Non-Employee Director Group (5 persons)	---	---	---	---
Non-Employee Consultant Group (1 person)	75,000	$0.29	---	---

Tax Considerations

The following is a brief and general discussion of the Federal income tax rules applicable to awards under the Incentive Plan.  With respect to an incentive stock option, an employee will generally not be taxed at the time of grant or exercise, although exercise of an incentive option will give rise to an item of tax preference that may result in an alternative minimum tax. If the employee holds the shares acquired upon exercise of an incentive stock option until at least one year after issuance and two years after the option grant, he or she will have long-term capital gain (or loss) based on the difference between the amount realized on the sale or disposition and his or her option price. If these holding periods are not satisfied, then upon disposition of the shares the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at time of exercise over the option price, plus capital gain in respect of any additional appreciation. With respect to a non-qualified option, an employee will not be taxed at the time of grant; upon exercise, he or she will generally realize compensation income to the extent the then fair market value of the stock exceeds the option price. The Company will generally have a tax deduction to the extent that, and at the time that, an employee realizes compensation income with respect to an award.

Any tax deductions the Company may be entitled to in connection with awards under the Incentive Plan may be limited by the $1 million limitation under Section 162(m) of the Code on compensation paid to any of our chief executive officer or other officers whose compensation is required to be disclosed in this Proxy Statement. This limitation is further discussed in this Proxy Statement in the Compensation Committee Discussion on Executive Compensation.

For purposes of this summary, we have assumed that no award will be considered “deferred compensation” as that term is defined for purposes of the federal tax rules governing nonqualified deferred compensation arrangements, Section 409A of the Code, or, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). For example, the award of a non-qualified stock option with an exercise price which is less than the market value of the stock covered by the option would constitute deferred compensation. If an award includes deferred compensation, and its terms do not comply with the requirements of these tax rules, then any deferred compensation component of the award will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

Each award recipient should consult his or her tax advisor or seek advice based on the recipient’s particular circumstances as to the specific consequences under federal tax law, and under other tax laws, such as foreign, state or local tax laws, which are not addressed here.

Uluru 401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees.  The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code.  The plan provides that each participant may contribute up to the statutory limit, which was $16,500 and $15,500 for calendar years 2009 and 2008, respectively.  Participants who are 50 years or older can also make additional "catch-up" contributions over and above the statutory limit, which was $5,500 and $5,000 for calendar years 2009 and 2008, respectively.  Under the plan, each participant is fully vested in his or her deferred salary contributions, including any matching contributions by us, when contributed.  Participant contributions are held and invested by the participants in the plan's investment options. The plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule.  In 2009, we matched 100% of participant contributions up to the first four percent of eligible compensation.  We intend to match participant contributions at the same levels in 2010.  The Company incurs the administrative costs of our 401(k) plan.

DIRECTOR COMPENSATION

Each director who is not also our employee is entitled to receive stock option awards to purchase a number of shares of our Common Stock, as determined by the Board, on the date of each annual meeting of stockholders.  In addition, we reimburse each director, whether an employee or not, the expenses of attending Board and committee meetings.  On December 17, 2009, the date of the last annual meeting of stockholders, the Board did not grant any stock option awards to the directors for their services.

Compensation

The following table sets forth information regarding the compensation we paid to our directors in 2009:

Name	Fee Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total
William W. Crouse	---	---	---	---	---	---

Jeffrey B. Davis	---	---	---	---	---	---

Kerry P. Gray (3)	---	---	---	---	$1,078	$1,078

W. Anthony Vernon (4)	---	---	---	---	---	---

Ronald A. Ahrens (5)	---	---	---	---	---	---

(1)	On December 17, 2009, the date of the last annual meeting of stockholders, the Board did not grant any stock option awards to the directors for their services.
(2)
During 2009, we did not award any stock options to our directors. During 2008, we granted stock option awards to Messrs. Crouse, Davis, Vernon, and Ahrens to purchase 120,000, 75,000, 50,000, and 50,000 shares of Common Stock, respectively.  The aggregate fair value on the date of grant for the stock option awards to Messrs. Crouse, Davis, Vernon, and Ahrens was $69,726, $44,256, $33,113, and $22,286, respectively. Stock option awards for our directors are subject to a vesting schedule of 100% vesting on the first anniversary of the date of grant.  The amounts in this column are equal to the aggregate fair value on the date of grant for stock option awards. .  For a description of the assumptions used to determine the fair value of stock options granted in 2009, see Note 13 to our Consolidated Financial Statement in our Annual Report on Form 10-K for the year ended December 31, 2009. For information on the valuation assumptions used for stock option awards made prior to 2009, see the notes to the Company’s Consolidated Financial Statements regarding stock-based compensation in our Annual Report on Form 10-K for the respective year.

(3)
On March 9, 2009 Mr. Gray resigned as the Company’s President and Chief Executive Officer and entered into a Separation Agreement with the Company. Pursuant to the Separation Agreement, Mr. Gray received cash compensation of $375,000 during 2009, which was in addition to salary of $72,102 earned prior to March 9, 2009.  The Separation Agreement also provided for full vesting of all awards of restricted stock and stock options held by Mr. Gray, except for Mr. Gray’s forfeiture of stock options with respect to 300,000 shares of common stock and the continuation of health care coverage during 2009.  Mr. Gray continues to serve as a Director of the Company.  Mr. Gray did not receive any cash compensation or stock option awards for his services as a director during 2009 except for the cost of a Company provided cellular phone.

(4)	On December 17, 2009, W. Anthony Vernon did not stand for re-election as a Director of the Company.
(5)	On January 5, 2009, Ronald A. Ahrens resigned as a Director of the Company.

Option Exercises in 2009

There were no exercises of stock options by our directors during the 2009 fiscal year.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information regarding all outstanding stock option awards for each of our directors as of December 31, 2009.

		Option Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
William W. Crouse	(1)	200,000	---	$1.65	12/13/2016
	(1)	30,000	---	$4.95	05/08/2017
	(1)	75,000	---	$1.38	05/15/2018
	(1)	45,000	---	$0.92	06/19/2018

Jeffrey B. Davis	(1)	150,000	---	$1.65	12/13/2016
	(1)	25,000	---	$4.95	05/08/2017
	(1)	50,000	---	$1.38	05/15/2018
	(1)	25,000	---	$0.92	06/19/2018

Kerry P. Gray	(1)	500,000	---	$2.54	03/01/2012

W. Anthony Vernon (2)	(1)	50,000	---	$4.29	08/13/2017
	(1)	50,000	---	$1.38	05/15/2018

(1)	The stock options are fully vested.
(2)	On December 17, 2009, W. Anthony Vernon did not stand for re-election as a Director of the Company and after ninety days (March 17, 2010), such stock option awards held by Mr. Vernon were forfeited.

Compensation Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William W. Crouse, Chairman
Jeffrey B. Davis
Jeffrey A. Stone

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is presently composed of three directors; William W. Crouse, Jeffrey B. Davis, and Jeffrey A. Stone.  The Compensation Committee makes recommendations to the Board regarding executive compensation matters, including decisions relating to salary and annual incentive payments and grants of stock options.  During the 2009 fiscal year, no executive officer of the Company served as a member of the Board or compensation committee of any entity that has one or more executive officers serving as members of the Board or our Compensation Committee.

Certain Relationships and Related Transactions

Employment Agreements

As of December 31, 2009, the Company was party to employment agreements with its named executive officers, which include Renaat Van den Hooff, President and Chief Executive Officer and Terrance K. Wallberg, Vice President and Chief Financial Officer, as well as other key executives to include Daniel G. Moro, Vice President – Polymer Drug Delivery and John V. St. John, Vice President – Material Science.  The employment agreement with Mr Van den Hooff has an initial term of two years and automatically renews for one year each year thereafter.  The employment agreements with Messrs. Wallberg, Moro, and St. John each has an initial term of one year and automatically renew for one year each year thereafter.  Each employment agreement provides for a base salary, bonus, stock options, stock grants, and eligibility for Company provided benefit programs.  Under certain circumstances, the employment agreements provide for certain severance benefits in the event of termination or a change in control.  The employment agreements also contain non-solicitation, confidentiality and non-competition covenants, and a requirement for the assignment of all invention and intellectual property rights to the Company.

Separation Agreement

As of December 31, 2009, the Company was party to a separation agreement with Kerry P. Gray, the Company’s former President and Chief Executive Officer.  On March 9, 2009, the Company and Mr. Gray entered into the separation agreement whereby the Company will provide or has provided, as the case may be, certain benefits to Mr. Gray, including: (i) payments totaling $400,000 during the initial twelve (12) months following the date of termination of Mr. Gray’s employment with the Company; (ii) commencing March 1, 2010 and continuing for a period of forty-eight (48) months thereafter, the Company will pay to Mr. Gray $12,500 per month; (iii) full acceleration of all vesting schedules for all outstanding Company stock options and shares of restricted stock of the Company held by Mr. Gray, with all such Company stock options remaining exercisable by Mr. Gray until March 1, 2012, provided that Mr. Gray has forfeited stock options with respect to 300,000 shares of common stock previously held by him; and (iv) for a period of twenty-four (24) months following the date of termination of Mr. Gray’s employment with the Company the Company will maintain and provide coverage under Mr. Gray’s existing health coverage plan.  Certain of such payments are secured by a security interest in favor of Mr. Gray in our intellectual property relating to Zindaclin®.  The Separation Agreement contains a mutual release of claims, certain stock lock-up provisions, and other standard provisions.

Indemnification Agreements

In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but have not yet been made. To date, we have not paid any claims or been required to defend any action related to our indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

In accordance with our restated articles of incorporation and our amended and restated bylaws, we have indemnification obligations to our officers and directors for certain events or occurrences, subject to certain limits, while they are serving at our request in their respective capacities. There have been no claims to date and we have a director and officer insurance policy that enables us to recover a portion of any amounts paid for future potential claims. We have also entered into contractual indemnification agreements with each of our officers and directors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board operates under a written charter adopted by the Board, which charter is available on the Company’s website at www.uluruinc.com under the heading “Investor Relations.” Presently, the Audit Committee is composed of three non-employee directors.  The Board has determined that each of Messrs. Davis, Crouse, and Stone are independent under applicable SEC and New York Stock Exchange Amex rules and regulations. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company’s independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to that firm’s independence.

The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit Committee met with and without management present, and discussed and reviewed the results of the independent accountants’ examination of the Company’s financial statements.

Based upon the Audit Committee’s discussion with management and the independent accountants, and the Audit Committee’s review of the representation of management, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board that the Company include the audited consolidated financial statements in its Annual Report on Form 10-K for the 2009 fiscal year for filing with the SEC.

The Audit Committee also recommended the appointment of Lane Gorman Trubitt, L.L.P. as our independent accountants for the fiscal year 2010 and the Board concurred with such recommendation.

AUDIT COMMITTEE

Jeffrey B. Davis, Chairman
William W. Crouse
Jeffrey A. Stone

Security Ownership of Certain Beneficial Owners and Management

Based solely upon information made available to us, the following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of April 1, 2010, as to (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the Company’s Common Stock; (2) each of our directors; (3) each Named Executive Officer; and (4) all directors and executive officers of the Company as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted. Unless otherwise indicated, the address of each stockholder listed in the table is c/o ULURU Inc., 4452 Beltway Drive, Addison, Texas 75001.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. All shares of Common Stock subject to options or warrants exercisable within 60 days of March 31, 2010 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 81,946,657 shares of Common Stock outstanding as of April 1, 2010.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class

5% or Greater Stockholders:
Kerry P. Gray (1)(2)	10,511,516	12.7%
Entities affiliated with O.S.S. Capital Management, LP (3)	8,061,522	9.8%
Royce & Associates, LLC (4)	7,022,009	8.6%

Directors and Named Executive Officers:
Kerry P. Gray, Chairman, Director (1)(2)	10,511,516	12.7%
William W. Crouse, Director (5)	400,000	*
Jeffrey B. Davis, Director (6)	250,000	*
Renaat Van den Hooff, Chief Executive Officer, President (7)	531,250	*
Terrance K. Wallberg, Chief Financial Officer, Vice President (8)	499,494	*

Directors and Executive Officers as a Group (5 persons)	12,192,260	14.6%

* Less than 1% of the total outstanding Common Stock.

(1)
Includes 1,500,000 shares held by Sally A. Gray, Trustee for benefit of Michael J. Gray and 1,500,000 shares held by Sally A. Gray, Trustee for benefit of Lindsay K. Gray. The beneficial ownership reported includes 500,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 1, 2010.

(2)	On March 9, 2009 Mr. Gray resigned as the Company’s President and Chief Executive Officer. Mr. Gray continues to serve as a Director of the Company.
(3)
The address for O.S.S. Capital Management, LP, Oscar S. Schafer & Partners I, LP ("OSS I"), Oscar S. Schafer & Partners II, LP ("OSS II"), and O.S.S. Overseas LTD (“OSS Overseas”) is 598 Madison Avenue, 10th Floor, New York, NY 10022.  OSS I, OSS II, and OSS Overseas are holders of Common Stock.  All investment decisions of, and control of, OSS I and OSS II are held by its general partner, O.S.S. Advisors LLC.  Oscar S. Schafer and Andrew J. Goffe are the managing members of O.S.S. Advisors LLC.  All investment decisions of, and control of OSS Overseas are held by its investment manager, O.S.S. Capital Management LP.  Schafer Brothers LLC is the general partner of O.S.S. Capital Management LP.  Oscar S. Schafer and Andrew J. Goffe are the managing members of Schafer Brothers LLC.  Each of Messrs. Schafer and Goffe disclaims beneficial ownership of the shares held by OSS I, OSS II, OSS Overseas, and OSS Focus, except to the extent of their pecuniary interest therein.  The beneficial ownership of our Common Stock by O.S.S. Capital Management, LP is based upon a Schedule 13G/A filed with the SEC on April 5, 2010.

(4)
The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.  The beneficial ownership of our Common Stock by Royce and Associates, LLC is based upon a Schedule 13G/A filed with the SEC on January 26, 2010.

(5)	Includes 350,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 1, 2010.
(6)	Includes 250,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 1, 2010.
(7)	Includes 415,626 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 1, 2010.
(8)	Includes 195,836 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 1, 2010.

PROPOSAL 2

PROPOSED AMENDMENT OF
THE COMPANY’S 2006 EQUITY INCENTIVE PLAN

The Board has authorized, subject to stockholder approval, an increase in the number of shares available for issuance under the Company’s 2006 Equity Incentive Plan (the “Plan”) from 9,000,000 to 12,000,000. The Board believes that this is an appropriate number of shares to be included in the Plan given the number of currently outstanding awards under the Plan and shares of Common Stock outstanding.

The purpose of the Plan is to provide additional incentive to employees, officers, and directors of the Company.  It is intended that awards granted under the Plan strengthen the desire of such persons to remain in the employ or act as directors of the Company and stimulate their efforts on behalf of the Company.  The purpose of the proposed amendment is to provide the Company with additional capacity to grant awards to existing personnel and to attract qualified new employees, directors, advisers and consultants through award grants.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2006 EQUITY INCENTIVE PLAN.

THE BOARD RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S 2006 EQUITY INCENTIVE PLAN.

Proposal 2 will be approved if the votes, in person or by proxy, in favor of the proposal exceed the votes against the proposal.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The appointment of independent auditors will be approved annually by the Audit Committee and generally ratified by our stockholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of Lane Gorman Trubitt, L.L.P., who we refer to as Lane Gorman, as our independent auditors for the year ending December 31, 2009.  Lane Gorman has been the Company’s independent registered public accounts since March 29, 2007.

Audit and Non-Audit Fees

The following table summarizes the fees billed by our principal independent auditors for each of our last two fiscal years.

	Years Ended December 31,
Nature of Service	2009		2008
Audit fees (1)		$48,160		$38,875
Audit related fees (2)		$14,561		$14,659
Tax fees (3)	$	---	$	---
All other fees (4)		$2,525	$	---

(1)
Consists of fees billed for the audit of our annual financial statements, review of our Form 10-K, and services that are normally provided by the accountant in connection with year end statutory and regulatory filings or engagements.

(2)
Consists of fees billed for the review of our quarterly financial statements, review of our Forms 10-Q and 8-K and services that are normally provided by the accountant in connection with non year end statutory and regulatory filings and engagements.

(3)
Consists of fees and professional services for tax compliance, tax advice, and tax planning.  The Company does not use its principal accountants to provide tax services.  McGuiness and Hodavance, CPA billed $1,500 for tax return preparation for 2009 and 2008, respectively.

(4)
The services provided by our principal accountants within this category consisted of advice and other services relating to SEC matters, registration statement review, internal controls, accounting issues and client conferences.

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee charter requires the Audit Committee to approve all audit engagement fees and services and all permissible non-audit engagement fees and services with the independent auditor.  The Audit Committee may delegate the pre-approval of permissible non-audit services to a single member of the Audit Committee.  The Audit Committee provides a general pre-approval of certain audit and non-audit services on an annual basis.  The types of services that may be covered by a general pre-approval include other audit services, audit-related services, tax services and permissible non-audit services.  If a type of service is not covered by the Audit Committee’s general pre-approval, the Audit Committee, or one of its members, must review the service on a specific case-by-case basis and pre-approve it if such service is to be provided by the independent auditor.  Annual audit services engagement fees and services require specific pre-approval of the Audit Committee.  Any proposed services exceeding pre-approved costs also require specific pre-approval by the Audit Committee or one of its members.  For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.  The Audit Committee may delegate either type of pre-approval authority to one or more of its members.

THE BOARD AND AUDIT COMMITTEE RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF LANE GORMAN TRUBITT, L.L.P. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF LANE GORMAN TRUBITT, L.L.P. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

RATIFICATION BY STOCKHOLDERS IS NOT REQUIRED.  IF PROPOSAL 3 IS NOT APPROVED BY THE STOCKHOLDERS, THE BOARD DOES NOT PLAN TO CHANGE THE APPOINTMENT FOR FISCAL YEAR 2010 BUT WILL CONSIDER SUCH VOTE IN SELECTING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

OTHER MATTERS

As of the date of this Proxy Statement, the Board has no knowledge of any matters to be presented for consideration at the Meeting other than those referred to above. If (i) any matters not within the knowledge of the Board as of the date of this Proxy Statement should properly come before the Meeting; (ii) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (iii) any proposals properly omitted from this Proxy Statement and the form of proxy, subject to applicable laws and our Articles of Incorporation and Bylaws, should come before the Meeting; or (iv) any matters should arise incident to the conduct of the Meeting, then the proxies will be voted by the persons named in the enclosed form of proxy, or their substitutes acting thereunder, in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

The Company’s 2011 annual meeting of stockholders is expected to be held on or about Thursday, May 12, 2011.  The Board will make provisions for the presentation of proposals submitted by eligible stockholders who have complied with the relevant rules and regulations of the SEC.  In accordance with such rules, a proposal must normally be received at the Company’s principal executive offices not less than 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting.  However, because the date of the Company’s 2011 annual meeting has been changed by more than 30 days from the date of the Company’s 2010 annual meeting, the deadline for a proposal for the 2011 annual meeting of stockholders is instead simply a reasonable time before the Company begins to print and send its proxy materials.  To be included in our proxy materials solicited for the 2011 annual meeting, your proposal must satisfy the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, the Company’s bylaws require that any stockholder seeking to present a proposal at the 2011 annual meeting or nominate a candidate for election to the board of directors at the 2011 annual meeting, must give complete and timely written notice to the Secretary of the Company.  Normally, to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.  However, because the proposed date of the 2011 annual meeting has been advanced by more than 30 days prior to the anniversary date of the 2010 annual meeting, then, according to the Company’s bylaws, to be timely such notice must be received by the Company no later than March 4, 2011.  Moreover, any such notice must include, among other things, (i) the information required to be disclosed in solicitations of proxies with respect to the matter pursuant to Regulation 14A of the Exchange Act, (ii) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (iii) the class and number of shares of the Company which are, directly or indirectly, held of record or are beneficially owned by such stockholder or by certain affiliates of such stockholder, (iv) any material interest of the stockholder or any such affiliate in such business, including all arrangements, agreements and understandings with the stockholder or such affiliate in connection with the proposed business.

If a stockholder desires to nominate a person for election as a director, the stockholder is required to provide in such notice, among other things, (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) the name and address, as they appear on the Company’s books, of such stockholder, (iii) the class and number of shares of the Company which are, directly or indirectly, held of record or are beneficially owned by such stockholder or by certain affiliates of such stockholder and (iv) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any such affiliate has the right to vote any security of the Company.  If any stockholder’s proposal or nomination is not timely and properly made in accordance with the procedures set forth in the Company’s bylaws then it will be defective and may not be brought before the Company’s 2011 annual meeting.

FORM 10-K

Our Annual Report on Form 10-K for the 2009 fiscal year is available without charge to each stockholder, upon written request to the Company, c/o Investor Relations, at our principal executive offices at 4452 Beltway Drive, Addison, Texas 75001 and is also available on our website at http://www.uluruinc.com under the heading “Investor Information: SEC Documents”.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE AND ADDRESSED TO ULURU INC., c/o CONTINENTAL STOCK TRANSFER & TRUST CO., 17 BATTERY PLACE, NEW YORK, NEW YORK 10004-1123.

A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

ULURU INC.
4452 Beltway Drive, Addison, Texas 75001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 29, 2010, and revoking any proxy heretofore given, hereby appoints each of Renaat Van den Hooff and Terrance K. Wallberg, or either of them, Proxies of the undersigned with full power of substitution, to vote all shares of Common Stock of ULURU Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held Tuesday, June 15, 2010 at 10:00 a.m., local time, at the offices of ULURU Inc., 4452 Beltway Drive, Addison, Texas 75001, (214) 905-5145, or any postponement or adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If no direction is made, this Proxy will be voted FOR each Director nominee listed in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the named Proxies are authorized to vote on any other matters which may properly come before the Meeting or any postponement or adjournment thereof as set forth in the Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2010.

This proxy statement and our 2009 annual report to stockholders are available at our corporate website at www.uluruinc.com under “Investor Relations”.

(continued and to be signed on the reverse side)

The Board recommends a vote “FOR” the election of Directors listed in Proposal 1 and “FOR” Proposal 2.  Please sign, date and return this Proxy promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here. ☒

1.	Election of Directors.

☐	FOR ALL NOMINEES
Nominees:
1 Year Term		William W. Crouse	☐

1 Year Term		Jeffrey B. Davis	☐

1 Year Term		Kerry P. Gray	☐

1 Year Term		Jeffrey A. Stone	☐

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL NOMINEES EXCEPT
(see instructions below)

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINESS EXCEPT” and mark in the box next to each nominee you wish to withhold, as shown here: ☒

2.	Proposal to amend the Company’s 2006 Equity Incentive	FOR	AGAINST	ABSTAIN
	Plan to increase the number of shares of Common Stock	☐	☐	☐
authorized for issuance thereunder from 9,000,000 shares to 12,000,000 shares.

3.	Proposal to ratify the appointment of Lane Gorman	FOR	AGAINST	ABSTAIN
	Trubitt, L.L.P. as our independent registered public	☐	☐	☐
accounting firm for the fiscal year ending December 31, 2010.

PLEASE MARK, SIGN AND DATE BELOW AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Proxies will also be accepted by transmission of a facsimile provided that such facsimile contains sufficient information from which it can be determined that the transmission was authorized by the stockholder delivering such Proxy at (212) 509-5152.

THIS PROXY IS SOLICITED ON BEHALF OF ULURU INC.’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO BEING VOTED AT THE 2010 ANNUAL MEETING OF STOCKHOLDERS.

Signature
	Date	Signature if held jointly	Date

NOTE:
Please sign exactly as name or names appear on this Proxy. When shares are held jointly each holder must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership or other entity, please sign in entity name by authorized person.